EXHIBIT 99.1

Steelcase Reports Second Quarter Results

Americas Segment Achieves Double-Digit Operating Margin

GRAND RAPIDS, Michigan, September 19, 2012 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $744.9 million and net income of $29.5 million, or $0.23 per share. Excluding restructuring costs, adjusted earnings were $0.25 per share. Revenue and earnings per share were ahead of company estimates. Steelcase reported $700.5 million of revenue and earnings of $0.09 per share in the second quarter of the prior year, including restructuring costs of approximately $0.06 per share.

Organic revenue growth in the second quarter was 10 percent after adjusting for unfavorable currency translation effects and the net impact of acquisitions and divestitures. The Americas posted 10 percent organic growth over the prior year while EMEA experienced 17 percent organic growth. Revenue growth in the Americas and EMEA was broad-based and included a higher mix of project business from some of the company's largest corporate customers.

“The Americas reported another strong quarter, achieving double-digit organic revenue growth for the eighth consecutive quarter and posting a double-digit adjusted operating income margin of over 12 percent," said James P. Hackett, president and CEO.  “This performance is a testament to our strategy and the successful execution of our business model changes over the last several years.”

Current quarter operating income of $46.8 million compares to $25.4 million in the prior year. Excluding restructuring costs, second quarter adjusted operating income of $50.5 million compares with $37.7 million in the prior year. The improvement was driven largely by organic revenue growth in the Americas and EMEA, but gross margins were negatively impacted by a higher mix of project business from some of the company's largest corporate customers.

“The EMEA results reflected significant organic revenue growth in the quarter and an improvement in adjusted operating results compared to the prior year, due in part to a strong backlog at the start of the quarter,” said David C. Sylvester, senior vice president and CFO.  “Nevertheless, economic uncertainty remains very high in Europe and so we remain committed to improving our business model across the region.”

Cost of sales improved to 68.9 percent of revenue in the current quarter compared to 69.7 percent in the prior year. Higher absorption of fixed costs associated with the revenue growth in the quarter, as well as year-over-year benefits from recent pricing adjustments (net of commodity cost changes) and restructuring actions (net of related disruption costs), were partially offset by the impact of a shift in business mix.

Operating expenses in the second quarter were $181.0 million compared with $174.9 million in the prior year. The increase was largely due to increased spending on sales, product development and other initiatives in the Americas and Asia Pacific.

Interest expense was $4.6 million in the current quarter compared to $7.6 million in the prior year, which included $3.6 million of interest expense associated with senior notes repaid during August 2011. These notes were repaid with proceeds from the issuance of replacement notes in February 2011.

Investment income of $1.3 million in the current quarter compared to an investment loss of $2.6 million in the prior year. The improvement was primarily due to higher gains in the cash surrender value of variable life company-owned life insurance (COLI).

The company repurchased 0.9 million shares at a cost of $7.6 million in the second quarter. The company has $136 million of remaining availability under its existing share repurchase authorization.

Cash, short-term investments and the cash surrender value of variable life COLI totaled $270.8 million and total debt was $291.9 million at the end of the second quarter.

The Board of Directors of Steelcase Inc. today declared a cash dividend $0.09 per share, to be paid on or before October 12, 2012 to shareholders of record as of October 1, 2012.

New Members of the Board of Directors

The Board of Directors also announced the appointment of Lawrence J. Blanford to the Steelcase Inc. Board of Directors.  Mr. Blanford is the President and CEO and a director of Green Mountain Coffee Roasters, Inc., a leader in the specialty coffee and coffee makers.  “As the CEO of a consumer-focused company, Larry brings additional insights that make him a valuable addition to our board,” stated Robert C. Pew III, Chair of the Steelcase Inc. Board of Directors.

Mr. Blanford joins R. David Hoover as the newest members of the Steelcase Inc. Board.  Mr. Hoover, who was elected by shareholders in July, is the Chairman of Ball Corporation, a supplier of high quality packaging products and aerospace and other technologies and services.  Mr. Hoover served as CEO of Ball Corporation from 2001 to 2011.  “Dave has a long history of service on the boards of directors of public companies, which provides a valuable corporate governance perspective for our board,” said Mr. Pew.

Outlook

Second quarter order growth in the Americas approximated 8 percent compared to the prior year, or approximately 6 percent when adjusted for the estimated pull-forward impact of a May 2011 price increase. EMEA orders in the second quarter declined by approximately 8 percent compared to the prior year but grew approximately 2 percent in constant currency. The company expects third quarter fiscal 2013 revenue to be in the range of $710 to $735 million. This estimate includes an assumption of approximately $12 million from unfavorable currency translation effects compared to the prior year, as well as $4 million of revenue from recent dealer acquisitions completed in the second quarter. The company reported revenue of $719.4 million in the third quarter of fiscal 2012.  Adjusting for these impacts, the company projects third quarter organic revenue growth in the range of 0 to 3 percent over the prior year.

Steelcase expects to report earnings between $0.16 and $0.20 per share for the third quarter of fiscal 2013, including restructuring costs of approximately $0.03 per share. Steelcase reported earnings of $0.17 per share in the third quarter of fiscal 2012, including restructuring costs of approximately $0.02 per share.

“The third quarter outlook is somewhat inconsistent with normal seasonal patterns, but not entirely surprising given the strong project business we have experienced in recent quarters,” Mr. Hackett said. “While we continue to watch the macroeconomic environment closely, we remain encouraged by our recent gains in U.S. market share and the growing need for many of our customers to modernize their work environments.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 24, 2012	August 26, 2011	% Change	August 24, 2012	August 26, 2011	% Change

Revenue
Americas (1)	$531.9	$485.7	9.5%	$1,006.5	$894.2	12.6%
EMEA (2)	138.6	133.8	3.6%	266.1	287.7	(7.5)%
Other (3)	74.4	81.0	(8.1)%	147.5	158.0	(6.6)%
Consolidated revenue	$744.9	$700.5	6.3%	$1,420.1	$1,339.9	6.0%

Operating income (loss)
Americas	$60.7	$42.8	$98.4	$63.9
EMEA	(3.4)	(13.8)	(11.4)	(13.9)
Other	(2.1)	0.9	(5.5)	3.5
Corporate (4)	(8.4)	(4.5)	(15.4)	(13.1)
Consolidated operating income	$46.8	$25.4	$66.1	$40.4

Operating income percent	6.3%	3.6%	4.7%	3.0%

Revenue Mix
Americas (1)	71.4%	69.3%	70.9%	66.7%
EMEA (2)	18.6%	19.1%	18.7%	21.5%
Other (3)	10.0%	11.6%	10.4%	11.8%

Business Segment Footnotes

1.
The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Details and Nurture by Steelcase brands.

2.	The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase brand, with an emphasis on freestanding furniture systems, storage and seating solutions.

3.	The Other category includes Asia Pacific, PolyVision and Designtex.

4.
Corporate expenses include unallocated portions of executive and shared services functions such as information technology, human resources, finance, legal, research and development and corporate facilities.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q2 2013 vs. Q2 2012
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2012 revenue	$700.5	$485.7	$133.8	$81.0
Divestiture	(4.5)	—	—	(4.5)
Currency translation effects*	(16.9)	(1.2)	(15.8)	0.1
Q2 2012 revenue, adjusted	679.1	484.5	118.0	76.6

Q2 2013 revenue	744.9	531.9	138.6	74.4
Dealer acquisitions	(1.0)	—	(1.0)	—
Q2 2013 revenue, adjusted	743.9	531.9	137.6	74.4
Organic growth (decline) $	$64.8	$47.4	$19.6	$(2.2)
Organic growth (decline) %	10%	10%	17%	(3)%

* Currency translation effects represent the estimated net effect of translating Q2 2012 foreign currency revenues using the average exchange rates during Q2 2013.

YEAR OVER YEAR ORGANIC REVENUE GROWTH
YTD Q2 2013 vs. YTD Q2 2012
	Steelcase Inc.	Americas	EMEA	Other category

Year-to-date 2012 revenue	$1,339.9	$894.2	$287.7	$158.0
Divestiture	(8.6)	—	—	(8.6)
Currency translation effects*	(27.6)	(1.8)	(26.0)	0.2
Year-to-date 2012 revenue, adjusted	1,303.7	892.4	261.7	149.6

Year-to-date 2013 revenue	1,420.1	1,006.5	266.1	147.5
Dealer acquisitions	(11.5)	(10.5)	(1.0)	—
Year-to-date 2013 revenue, adjusted	1,408.6	996.0	265.1	147.5
Organic growth (decline) $	$104.9	$103.6	$3.4	$(2.1)
Organic growth (decline) %	8%	12%	1%	(1)%

* Currency translation effects represent the estimated net effect of translating Q2 2012 and Q1 2012 foreign currency revenues using the average exchange rates during Q2 2013 and Q1 2013, respectively.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2013 vs. Q3 2012
Steelcase Inc.

Q3 2012 revenue	$719
Currency translation effects*	(12)
Q3 2012 revenue, adjusted	707

Q3 2013 revenue, projected	710 - 735
Dealer acquisitions	(4)
Q3 2013 projected revenue, adjusted	706 - 731
Organic growth (decline) $	$ (1) - 24
Organic growth (decline) %	0% - 3%

* Currency translation effects represent the estimated net effect of translating Q3 2012 foreign currency revenues using the exchange rate at the end of Q2 2013.

STEELCASE INC.
ADJUSTED EARNINGS PER SHARE
Q2 2013
Earnings per share	$0.23
Restructuring costs per share, net of tax	0.02
Earnings per share, adjusted	$0.25

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2012		August 26, 2011		August 24, 2012		August 26, 2011

Revenue	$744.9	100.0%	$700.5	100.0%	$1,420.1	100.0%	$1,339.9	100.0%
Cost of sales	513.4	68.9	487.9	69.7	987.5	69.5	934.2	69.7
Restructuring costs	3.4	0.5	11.4	1.6	8.5	0.6	21.4	1.6
Gross profit	228.1	30.6	201.2	28.7	424.1	29.9	384.3	28.7
Operating expenses	181.0	24.3	174.9	25.0	357.7	25.2	343.1	25.6
Restructuring costs	0.3	—	0.9	0.1	0.3	—	0.8	0.1
Operating income	$46.8	6.3%	$25.4	3.6%	$66.1	4.7%	$40.4	3.0%
Interest expense, investment income and other income, net	(1.6)	(0.2)	(10.2)	(1.4)	(1.2)	(0.1)	(13.7)	(1.0)
Income before income tax expense	45.2	6.1	15.2	2.2	64.9	4.6	26.7	2.0
Income tax expense	15.7	2.1	3.3	0.5	22.2	1.6	7.3	0.6
Net income	$29.5	4.0%	$11.9	1.7%	$42.7	3.0%	$19.4	1.4%

Operating income	$46.8	6.3%	$25.4	3.6%	$66.1	4.7%	$40.4	3.0%
Add: restructuring costs	3.7	0.5	12.3	1.8	8.8	0.6	22.2	1.7
Adjusted operating income	$50.5	6.8%	$37.7	5.4%	$74.9	5.3%	$62.6	4.7%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2012		August 26, 2011		August 24, 2012		August 26, 2011

Revenue	$531.9	100.0%	$485.7	100.0%	$1,006.5	100.0%	$894.2	100.0%
Cost of sales	362.8	68.2	337.1	69.4	693.0	68.9	624.6	69.9
Restructuring costs	3.5	0.7	5.2	1.1	8.2	0.8	12.5	1.4
Gross profit	165.6	31.1	143.4	29.5	305.3	30.3	257.1	28.7
Operating expenses	104.9	19.7	100.6	20.7	206.9	20.5	193.2	21.6
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$60.7	11.4%	$42.8	8.8%	$98.4	9.8%	$63.9	7.1%
Add: restructuring costs	3.5	0.7	5.2	1.1	8.2	0.8	12.5	1.4
Adjusted operating income	$64.2	12.1%	$48.0	9.9%	$106.6	10.6%	$76.4	8.5%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2012		August 26, 2011		August 24, 2012		August 26, 2011

Revenue	$138.6	100.0%	$133.8	100.0%	$266.1	100.0%	$287.7	100.0%
Cost of sales	101.6	73.3	97.4	72.8	196.3	73.8	206.2	71.7
Restructuring costs	(0.1)	(0.1)	5.1	3.8	0.3	0.1	7.8	2.7
Gross profit	37.1	26.8	31.3	23.4	69.5	26.1	73.7	25.6
Operating expenses	40.4	29.2	44.3	33.1	80.8	30.4	86.8	30.1
Restructuring costs	0.1	0.1	0.8	0.6	0.1	—	0.8	0.3
Operating loss	$(3.4)	(2.5)%	$(13.8)	(10.3)%	$(11.4)	(4.3)%	$(13.9)	(4.8)%
Add: restructuring costs	—	—	5.9	4.4	0.4	0.2	8.6	3.0
Adjusted operating income (loss)	$(3.4)	(2.5)%	$(7.9)	(5.9)%	$(11.0)	(4.1)%	$(5.3)	(1.8)%

Other
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2012		August 26, 2011		August 24, 2012		August 26, 2011

Revenue	$74.4	100.0%	$81.0	100.0%	$147.5	100.0%	$158.0	100.0%
Cost of sales	49.0	65.9	53.4	65.9	98.2	66.6	103.4	65.4
Restructuring costs	—	—	1.1	1.4	—	—	1.1	0.7
Gross profit	25.4	34.1	26.5	32.7	49.3	33.4	53.5	33.9
Operating expenses	27.3	36.7	25.5	31.5	54.6	37.0	50.0	31.7
Restructuring costs	0.2	0.2	0.1	0.1	0.2	0.1	—	—
Operating income (loss)	$(2.1)	(2.8)%	$0.9	1.1%	$(5.5)	(3.7)%	$3.5	2.2%
Add: restructuring costs	0.2	0.2	1.2	1.5	0.2	0.1	1.1	0.7
Adjusted operating income (loss)	$(1.9)	(2.6)%	$2.1	2.6%	$(5.3)	(3.6)%	$4.6	2.9%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 24, 2012	August 26, 2011	August 24, 2012	August 26, 2011

Operating loss	$(8.4)	$(4.5)	$(15.4)	$(13.1)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(8.4)	$(4.5)	$(15.4)	$(13.1)

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call and webcast at 11:00 a.m. EDT tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs; and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs, net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations - wherever work happens. Steelcase and our family of brands - including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision®, and Turnstone® - offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic, and environmental sustainability. We are globally accessible through a network of channels, including approximately 650 dealers. Steelcase is a global, industry-leading, and publicly traded company with fiscal 2012 revenue of $2.75 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 24, 2012	August 26, 2011	August 24, 2012	August 26, 2011
Revenue	$744.9	$700.5	$1,420.1	$1,339.9
Cost of sales	513.4	487.9	987.5	934.2
Restructuring costs	3.4	11.4	8.5	21.4
Gross profit	228.1	201.2	424.1	384.3
Operating expenses	181.0	174.9	357.7	343.1
Restructuring costs	0.3	0.9	0.3	0.8
Operating income	46.8	25.4	66.1	40.4
Interest expense	(4.6)	(7.6)	(9.1)	(16.0)
Investment income (loss)	1.3	(2.6)	2.4	0.3
Other income, net	1.7	—	5.5	2.0
Income before income tax expense	45.2	15.2	64.9	26.7
Income tax expense	15.7	3.3	22.2	7.3
Net income	$29.5	$11.9	$42.7	$19.4

Earnings per share:
Basic	$0.23	$0.09	$0.33	$0.15
Diluted	$0.23	$0.09	$0.33	$0.14
Dividends declared and paid per common share	$0.09	$0.06	$0.18	$0.12
Weighted average shares outstanding - basic	127.1	133.2	127.9	133.6
Weighted average shares outstanding - diluted	127.7	133.6	128.4	134.0

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	August 24, 2012	February 24, 2012
ASSETS
Current assets:
Cash and cash equivalents	$103.2	$112.1
Short-term investments	52.2	79.1
Accounts receivable, net	333.4	271.4
Inventories	142.2	139.5
Deferred income taxes	55.5	42.4
Other current assets	49.1	57.6
Total current assets	735.6	702.1

Property, plant and equipment, net	341.8	346.9
Company-owned life insurance	232.1	227.6
Deferred income taxes	92.5	120.0	*
Goodwill	179.8	176.6
Other intangible assets, net	17.7	18.8
Other assets	99.6	96.5
Total assets	$1,699.1	$1,688.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$225.9	$191.3
Short-term borrowings and current portion of long-term debt	4.1	2.6
Accrued expenses	253.8	268.1
Total current liabilities	483.8	461.9

Long-term liabilities:
Long-term debt less current maturities	287.8	288.9
Employee benefit plan obligations	159.6	161.1
Other long-term liabilities	79.6	80.5
Total long-term liabilities	527.0	530.5
Total liabilities	1,010.8	992.4

Shareholders’ equity:
Common stock	—	1.1
Additional paid-in capital	20.9	32.6
Accumulated other comprehensive income (loss)	(13.9)	0.8
Retained earnings	681.3	661.6	*
Total shareholders’ equity	688.3	696.1
Total liabilities and shareholders’ equity	$1,699.1	$1,688.5

* The company has identified errors in its accounting for deferred income taxes which relate to periods prior to fiscal year 2010 and expects to restate its historical financial statements to correct the errors.  Management believes the errors are not material to any prior period financial statements.  The correction of the errors has the effect of reducing long-term deferred income taxes and retained earnings and is currently estimated at $12.5 million.  The condensed consolidated balance sheet above has been restated to reflect this correction as currently estimated.  The errors and correction will be further described in the company's Form 10-Q for the quarter ended August 24, 2012 to be filed with the Securities and Exchange Commission.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 24, 2012	August 26, 2011
OPERATING ACTIVITIES
Net income	$42.7	$19.4
Depreciation and amortization	27.4	27.6
Changes in cash surrender value of company-owned life insurance	(4.5)	0.9
Changes in deferred income taxes	11.8	(2.9)
Changes in operating assets and liabilities, net of acquisitions and divestiture:
Accounts receivable, inventories and accounts payable	(33.7)	(22.4)
Employee compensation liabilities	(26.3)	(38.1)
Other assets and liabilities	(2.1)	(20.8)
Other	13.9	33.2
Net cash provided by (used in) operating activities	29.2	(3.1)

INVESTING ACTIVITIES
Capital expenditures	(25.8)	(29.0)
Proceeds from disposal of fixed assets	14.1	0.4
Purchases of short-term investments	(14.3)	(158.2)
Liquidations of short-term investments	41.7	456.4
Acquisition	(4.9)	(18.7)
Other	(6.0)	7.8
Net cash provided by investing activities	4.8	258.7

FINANCING ACTIVITIES
Repayments of long-term debt	(1.5)	(253.2)
Dividends paid	(23.0)	(16.0)
Common stock repurchases	(19.4)	(23.1)
Other	1.9	(1.2)
Net cash used in financing activities	(42.0)	(293.5)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	0.1

Net decrease in cash and cash equivalents	(8.9)	(37.8)
Cash and cash equivalents, beginning of period	112.1	142.2
Cash and cash equivalents, end of period	$103.2	$104.4

CONTACT:	Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Lauren Begley
Public Relations
(212) 931-6143